Exhibit 99.1

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Jeremy Neuhart
PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports first quarter results

•	First quarter 2013 sales from continuing operations of $3.3 billion

•	First quarter adjusted earnings per diluted share from continuing operations of $1.58

•	Reported earnings per diluted share of $16.31, including large nonrecurring gain from commodity chemicals business separation

•	Aggregate coatings segment earnings increased 13 percent with growth in each region

•	Incremental restructuring savings of nearly $30 million realized in quarter

•	Cash deployed for share repurchases during quarter totaled $140 million

•	Increased synergy target following completion of AkzoNobel North American architectural coatings acquisition

PITTSBURGH, April 18, 2013 - PPG Industries (NYSE:PPG) today reported first quarter 2013 net sales from continuing operations of $3.3 billion, equal with the prior year. Reported net income and earnings per diluted share for the current and prior year include several nonrecurring items, which are detailed in a reconciliation below. First quarter 2013 adjusted net income and earnings per diluted share from continuing operations, excluding nonrecurring charges, were $235 million and $1.58 respectively. First quarter 2012 adjusted net income and earnings per diluted share from continuing operations, excluding nonrecurring charges, were $216 million and $1.41 respectively.

“During the quarter, we delivered strong performance in our coatings portfolio, as we grew aggregate coatings segment earnings by 13 percent versus last year's record level,” said Charles E. Bunch, PPG chairman and CEO. “We continued to experience notable demand divergence among the major regional economies, with activity generally strong in North America, broad growth improvement in Asia and persistent weakness in Europe.

“Despite these regional differences, our coatings earnings grew in each major region aided principally by our proactive cost-management actions coupled with the continued strength of several end-use markets, including automotive OEM, aerospace and U.S. construction,” Bunch said.

Bunch commented that sales and earnings fell in the Optical and Specialty Materials segment based on weaker consumer demand in the United States, which was partly offset by volume growth from a strong new product introduction in Europe in February. Glass segment earnings declined versus the prior year on weaker fiber glass results, Bunch said.

“Strategically, we completed the acquisition of the AkzoNobel North American architectural coatings business April 1. The acquired business, with 2012 sales of $1.5 billion, more than doubles our business serving the construction and maintenance markets in the region,” Bunch said. “Since the acquisition announcement in

December 2012, teams have been working diligently to ensure the integration is seamless for customers and successful in creating value for our shareholders. These teams have identified additional cost-improvement opportunities, and we have increased our synergy target by 25 percent. We now expect to achieve $200 million in annual synergies within the first three full years, including $60 million in annual cost reductions that we realized when the transaction closed.

“Looking to the second quarter, we anticipate positive momentum in the United States and Asia to continue, while conditions in Europe remain challenging with limited prospects for near-term improvement,” Bunch said. “We expect our earnings growth trend will continue based on our geographic and end-use market diversity, additional cost improvements from our restructuring program, and continued aggressive management of our businesses which is a hallmark of PPG. Finally, we are working to capitalize on our strong balance sheet as we continue to analyze opportunities to increase earnings though prudent cash deployment.”

The company today reported that cash and short-term investments totaled approximately $2.4 billion as of March 31, 2013. The company spent approximately $140 million on share repurchases, primarily in the months of February and March following the separation of PPG's commodity chemicals business. The company also repaid $600 million of term debt that matured near the end of the first quarter. The payment on April 1, 2013, of about $950 million, including estimated closing adjustments, for the acquisition of the AkzoNobel architectural coatings business will be reflected in the company's second quarter financial statements.

As announced January 28, 2013, the company completed the separation of its commodity chemicals business and subsequent merger with a subsidiary of Georgia Gulf Corporation into a combined company now named Axiall Corporation. The merger closed following the expiration of the exchange offer under which PPG reduced its shares outstanding by approximately 10.8 million shares, or about 7 percent. Current year and prior year results for the former Commodity Chemicals segment and a net gain on the separation transaction have been reported as discontinued operations.

Reconciliation of year-over-year financial results:

First quarter 2013 net sales were $3.3 billion, with reported net income from continuing operations of $219 million, or $1.48 per diluted share, and adjusted net income from continuing operations of $235 million, or $1.58 per diluted share. Nonrecurring after-tax charges were $21 million, or 14 cents per diluted share, for settlement of legacy Canadian pension plans and legacy chemical business environmental remediation charges, and $5 million, or 3 cents per diluted share, for acquisition-related costs. The quarter also includes a nonrecurring after-tax benefit of $10 million, or 7 cents per diluted share, for the retroactive impact of U.S. tax law changes that were enacted in early 2013 and not included in previously reported 2012 earnings. First quarter 2013 net income from discontinued operations of $2.2 billion, or $14.83 per diluted share, is principally the gain on the separation and merger of PPG's commodity chemicals business. PPG's tax rate on ongoing earnings from continuing operations was 24 percent.

First quarter 2012 net sales were $3.3 billion, with reported net income including nonrecurring charges of $13 million, or 8 cents per diluted share, comprised of a net loss from continuing operations of $50 million, or 32 cents per diluted share, and net income from discontinued operations, net of tax, of $63 million, or 40 cents per diluted share. Nonrecurring after-tax charges for the quarter were $266 million, or $1.73 per diluted share. Adjusted net income and earnings per share, excluding the nonrecurring charges, were $279 million and $1.81 per diluted share, comprised of net income from continuing operations of $216 million, or $1.41 per diluted share, and net income from discontinued operations, net of tax, of $63 million, or 40 cents per diluted share.

A Regulation G Reconciliation of first quarter 2013 and first quarter 2012 adjusted net income and earnings per diluted share from continuing operations and discontinued operations to reported net income and earnings per diluted share from continuing operations and discontinued operations is included below.

Reporting segment financial results:

Performance Coatings segment sales for the quarter were $1.1 billion, down 2 percent versus the prior year, as volumes declined 5 percent and were partly offset by sales gains from acquisitions held for less than one year and pricing. Segment sales benefited from continued growth in aerospace, where industry demand remains solid. U.S. architectural coatings sales grew despite two fewer sales days in the quarter and in comparison with a strong prior year period when favorable weather resulted in an early start to the painting season. Offsetting these gains was further notable weakening in marine new-build activity due to continued lower industry demand. Volumes declined in automotive refinish primarily due to European market weakness. Segment earnings improved by 8 percent to $172 million due to strong operating performance, as lower costs from restructuring actions and ongoing cost management more than offset the impact of lower sales volumes and inflation.

Industrial Coatings segment sales for the quarter were $1.2 billion, advancing 10 percent, or $107 million, versus the prior year on higher volumes and acquisitions. Automotive OEM (original equipment manufacturer) coatings volumes achieved global growth of 8 percent, with growth achieved in all major regions including modest growth in Europe. Industrial coatings demand varied by region and end-use market, with solid Asia Pacific growth, consistent North American results and broad declines in many European markets. Packaging coatings grew modestly, largely due to emerging regions. Segment earnings for the quarter were $178 million, an increase of 19 percent as gains from improved sales were coupled with lower operating costs, including benefits from ongoing cost management and restructuring-related savings.

Architectural Coatings - EMEA (Europe, Middle East and Africa) segment sales for the quarter were $454 million, a decline of $63 million, or 12 percent, versus the prior year due to volume declines. Volumes were negatively impacted by broad weakness in economies throughout the region. Fewer sales days and harsh weather conditions also contributed to the reduced activity. Despite lower sales, segment earnings of $20 million grew by $4 million versus the prior year, aided by aggressive cost-management actions and restructuring-cost benefits.

Optical and Specialty Materials first quarter 2013 segment sales were $314 million, down $20 million, or 6 percent, versus a record prior-year period that benefited from the optical industry recovery after late 2011 Thailand flooding. The lower volumes reflected the return to a traditional seasonal sales pattern along with somewhat lower optical consumer activity in the United States. Partly offsetting this weakness was optical growth in Europe due to the successful commercial introduction of Generation VII TRANSITIONS(R) lenses in February, coupled with modest silica demand improvements. Segment earnings of $99 million were down 9 percent, as the earnings impact of lower sales was partly offset by lower costs.

Glass segment sales were $256 million for the quarter, matching the prior year. Higher flat glass volumes were more than offset by lower fiber glass pricing resulting from reduced demand. Segment earnings were $5 million, a decrease of $3 million from the prior-year quarter, due to lower fiber glass pricing, reduced equity earnings and the negative impact of inflation, including higher natural gas costs, which offset strong manufacturing cost improvements.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to continue to be the world's leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Sales in 2012 were $15.2 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, April 18. The company will hold a conference call to review its first quarter 2013 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 866-510-0707; international, 617-597-5376; passcode 17763767. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, April 18, beginning at approximately 4 p.m. ET, through Thursday, May 2, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 68862015. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4 p.m. ET today, April 18, 2013, through Friday, April 18, 2014.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company's current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries' periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company's forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG's filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors.

Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG's consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company's ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the first quarter 2013 and first quarter 2012:

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Continuing Operations		Discontinued Operations		Total PPG
	$	EPS	$	EPS	$	EPS
March 31, 2013
As reported	$219	$1.48	$2,191	$14.83	$2,410	$16.31
Legacy Pension and Environmental Costs	21	0.14			21	0.14
Acquisition-Related Costs	5	0.03			5	0.03
Retroactive Benefit of U.S. Tax Law Change	(10)	(0.07)			(10)	(0.07)
Adjusted, excluding nonrecurring items	$235	$1.58	$2,191	$14.83	$2,426	$16.41

March 31, 2012
As reported	$(50)	$(0.32)	$63	$0.40	$13	$0.08
Business Restructuring	163	1.06			163	1.06
Environmental Remediation Costs	99	0.64			99	0.64
Acquisition-Related Costs	4	0.03			4	0.03
Adjusted, excluding nonrecurring items	$216	$1.41	$63	$0.40	$279	$1.81

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.
Transitions is a registered trademark of Transitions Optical, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	3 Months Ended March 31
	2013	2012

Net sales	$3,331	$3,333
Cost of sales, exclusive of depreciation and amortization (Note A)	1,947	1,946
Selling, R&D and administrative expenses (Note B)	912	933
Depreciation	81	79
Amortization	26	29
Interest expense	53	51
Interest income	(10)	(10)
Asbestos settlement - net	3	3
Business restructuring	—	208
Other charges - net (Note C)	1	141
INCOME BEFORE INCOME TAXES	318	(47)
Income tax expense (benefit) (Note D)	64	(31)
Income (loss) from continuing operations, net of income taxes	254	(16)
Income from discontinued operations, net of income taxes (Note E)	2,191	67
Net income attributable to the controlling and noncontrolling interests	2,445	51
Less: Net income attributable to noncontrolling interests	(35)	(38)
NET INCOME (ATTRIBUTABLE TO PPG)	$2,410	$13

Amounts attributable to PPG:
Income (loss) from continuing operations, net of tax	$219	$(50)
Income from discontinued operations, net of tax	$2,191	$63
Net income (attributable to PPG)	$2,410	$13

Earnings per common share (attributable to PPG)
Income (loss) from continuing operations, net of tax	$1.50	$(0.33)
Income from discontinued operations, net of tax	$14.99	$0.41
Net income (attributable to PPG)	$16.49	$0.08

Earnings per common share (attributable to PPG) - assuming dilution
Income (loss) from continuing operations, net of tax	$1.48	$(0.32)
Income from discontinued operations, net of tax	$14.83	$0.40
Net income (attributable to PPG)	$16.31	$0.08

Average shares outstanding	146.1	152.8

Average shares outstanding - assuming dilution	147.7	154.5

See accompanying notes on page 2
Financial Statements pg. 1

Note A:

Cost of sales, exclusive of depreciation and amortization includes $16 million for final settlement of certain legacy Canadian pension plans in 2013 and the flow-through cost of sales of the step up to fair value of inventory acquired from Spraylat of $3 million in 2013 and Dyrup and Colpisa of $6 million in 2012.

Note B:
Selling, R&D and administrative expenses includes $2 million for final settlement of certain legacy Canadian pension plans and $4 million for acquisition related charges in 2013.
Note C:

The quarter ended March 31, 2013 includes a pretax charge of $12 million related to environmental remediation at a legacy manufacturing site. The quarter ended March 31, 2012 includes a pretax charge of $159 million, relating primarily to continued environmental remediation activities at PPG’s former Jersey City, N.J., manufacturing plant and associated sites.

Note D:

The effective rate on pretax earnings from continuing operations for the quarter ended March 31, 2013 includes tax benefits of $5 million or 26.7 percent for final settlement of legacy pension plans, $4 million or 37.4 percent for a legacy environmental remediation charge, $2 million or 26.4 percent for acquisition-related costs. The quarter also includes an after-tax benefit of $10 million for the retroactive impact of a US tax law change enacted in early 2013 and that was not included in previously reported 2012 earnings. The effective tax rate on the remaining pre-tax earnings from continuing operations was 24 percent resulting in tax expense of $85 million.

The effective tax rate on pretax earnings from continuing operations for the quarter ended March 31, 2012 includes tax benefits of $60 million or 37.7 percent for estimated environmental remediation costs primarily at sites in New Jersey, $45 million or 21.4 percent for business restructuring charges and $2 million or 28.6 percent for acquisition-related expenses stemming from the integration of Dyrup A/S in Europe and Colpisa in Latin America. The effective tax rate on the remaining pre-tax earnings from continuing operations was 23.5 percent resulting in tax expense of $76 million.

Note E:

Income from discontinued operations includes the historical operating results of PPG's former Commodity Chemicals business that was separated on January 28, 2013. For the quarter ended March 31, 2013 income from discontinued operations includes a net gain on the separation transaction of $2.2 billion.

Financial Statement pg. 2

BALANCE SHEET HIGHLIGHTS (unaudited)

	March 31	March 31	Dec 31
	2013	2012 (b)	2012 (b)
($ in millions)
Current assets:
Cash and cash equivalents	$2,021	$978	$1,306
Short-term investments (a)	359	56	1,087
Receivables - net	2,824	3,236	2,813
Inventories	1,698	1,830	1,687
Other	824	844	822
Total current assets	$7,726	$6,944	$7,715

Current liabilities:
Short-term debt and current portion of long-term debt	$48	$669	$642
Asbestos settlement	680	610	683
Accounts payable and accrued liabilities	2,999	3,279	3,136
Total current liabilities	$3,727	$4,558	$4,461

Long-term debt	$3,353	$2,988	$3,368

PPG OPERATING METRICS (unaudited)

	March 31	March 31	Dec 31
	2013	2012 (b)	2012 (b)
($ in millions)
Operating Working Capital (b)
Amount	$2,837	$3,241	$2,878
As a percent of quarter sales, annualized	21.3%	21.6%	19.7%

(a)	The increase in short-term investments from March 2012 to March 2013 is partly due to proceeds received from the separation of PPG's commodity chemicals segment in January 2013.

(b)	Inclusive of PPG's former Commodity Chemicals business that was separated in January 2013.
Excluding the Commodity Chemicals business, operating working capital was $2,989 or 22.4 percent at March 31, 2012 and $2,634 million or 20.3 percent at December 31, 2012.

(c)
Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts, plus (2) inventories on a first-in, first-out (FIFO) basis, less (3) the trade creditor's liability.

Financial Statement pg. 3

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended
	March 31
	2013	2012
	(millions)

Net sales
Performance Coatings	$1,124	$1,150
Industrial Coatings	1,183	1,076
Architectural Coatings - EMEA	454	517
Optical and Specialty Materials	314	334
Glass	256	256
TOTAL	$3,331	3,333

Segment income
Performance Coatings	$172	$160
Industrial Coatings	178	150
Architectural Coatings - EMEA	20	16
Optical and Specialty Materials	99	109
Glass	5	8
TOTAL	474	443
Legacy items (Note A)	(46)	(175)
Business restructuring (Note B)	—	(208)
Acquisition-related costs (Note C)	(7)	(6)
Interest expense, net of interest income	(43)	(41)
Other unallocated corporate expense	(60)	(60)
INCOME BEFORE INCOME TAXES	$318	$(47)

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges which are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximate 40 percent investment in the former automotive glass and services business.

The quarter ended March 31, 2013 includes pretax charges of $18 million charge for final settlement of certain legacy Canadian pension plans and $12 million for environmental remediation activities at a legacy operating plant site. The quarter ended March 31, 2012 includes a pretax charge of $159 million related primarily to continued environmental remediation activities at PPG’s former Jersey City, N.J., manufacturing plant and associated sites.

Note B:

The quarter ended March 31, 2012 includes business restructuring charges of $65 million for the Performance Coatings segment, $46 million for the Industrial Coatings segment, $63 million for the Architectural Coatings - EMEA segment, $32 million for the Optical and Specialty Materials segment, and $2 million for Corporate. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note C:

The three months ended March 31, 2013 includes $4 million of certain acquisition-related costs. In addition, the flow-through cost of sales of the step up to fair value of inventory acquired from Spraylat of $3 million in 2013 and Dyrup and Colpisa of $6 million in 2012 are included in this line. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Financial Statement pg. 4